UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2025

Vor Biopharma Inc.

(Exact name of registrant as specified in its Charter)

Delaware	001-39979	81-1591163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cambridgepark Drive
Suite 101
Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 655-6580

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	VOR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2025, the board of directors (the “Board”) of Vor Biopharma Inc. (the “Company”) appointed Sandesh Mahatme as the Company’s Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer, effective immediately.

There is no arrangement or understanding between Mr. Mahatme and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Mr. Mahatme and any of the Company’s directors or other executive officers. There are no related party transactions between Mr. Mahatme and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Mahatme, age 60, most recently served as President, Chief Operating Officer and Chief Financial Officer of National Resilience Inc., a technology-focused biomanufacturing company dedicated to broadening access to complex medicines from July 2020 to June 2024. From November 2012 to July 2020, Mr. Mahatme served in various executive positions, including as Executive Vice President, Chief Financial Officer and Chief Business Officer of Sarepta Therapeutics, Inc., a publicly traded biopharmaceutical company. Prior to those roles, he worked at Celgene Corporation, where he served in various positions including Senior Vice President of Corporate Development, Senior Vice President of Finance, Corporate Treasurer and Head of Tax. Mr. Mahatme served in senior roles in business development and corporate finance at Pfizer after starting his career at Ernst & Young LLP. Mr. Mahatme has served as a director of Idorsia Pharmaceuticals Ltd. since May 2020 and of CRISPR Therapeutics AG since May 2024. In addition, Mr. Mahatme previously served as a director on the boards of Aeglea BioTherapeutics, Inc. from June 2015 to July 2022 and Flexion Therapeutics, Inc. from July 2014 to June 2021. Mr. Mahatme earned Master of Laws degrees from Cornell Law School and the New York University School of Law and is a member of the New York State Bar Association.

The Company has entered into an employment agreement with Mr. Mahatme, dated July 9, 2025 (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. Mahatme will receive an initial annual base salary of $480,000 and will be eligible for a discretionary annual cash bonus targeted at 40% of his then-current base salary. Mr. Mahatme will also receive a one-time signing bonus of $274,000, subject to repayment if his employment terminates under certain circumstances within the first twelve months. In addition, Mr. Mahatme received a grant of 13,882,750 restricted stock units, each representing the right to receive one share of the Company’s common stock, pursuant to the Vor Biopharma Inc. 2023 Inducement Plan. In the event of termination by the Company without cause or by Mr. Mahatme for good reason, Mr. Mahatme will be entitled to severance benefits, including 12 months of base salary, a prorated target bonus, continued health coverage and an extended period to exercise vested stock options, subject to his execution of a release of claims and a post-employment non-competition agreement. If such a termination occurs in connection with a change in control, severance benefits increase to 18 months of base salary, 150% of the target bonus, accelerated vesting of equity awards and 18 months of continued health coverage.

Mr. Mahatme has also entered into the Company’s standard forms of indemnification agreement and employee confidential information and invention assignment agreement.

The foregoing summary of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On July 10, 2025, the Company issued a press release announcing the appointment of Mr. Mahatme as Chief Financial Officer.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2. of Form 8-K, the information in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall they be deemed incorporated by reference in any of the Company’s filings under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date hereof, regardless of any incorporation language in such a filing, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Employment Agreement, dated as of July 9, 2025, by and between the Company and Sandesh Mahatme.

99.1	Press Release dated July 10, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vor Biopharma Inc.

Date: July 10, 2025	By:	/s/ Jean-Paul Kress
Jean-Paul Kress
Chief Executive Officer